Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 (No. 333-286884) of our reports dated March 25, 2026 relating to the financial statements of Marex Group plc and the effectiveness of Marex Group plc’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Marex Group plc for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Post-Effective Amendment No. 1 to the Registration Statement.

/s/ Deloitte LLP

London, United Kingdom

July 6, 2026